SUN WORLD PARTNERS INC. ENTERS INTO

LETTER OF INTENT WITH

H PAY CARD INC.

CALGARY, ALBERTA, CANADA – March 5th, 2008 – Sun World Partners Inc. (OTC BB: SUWO) today announced the signing of a letter of intent for a business combination with H Pay Card Inc. (“H Pay”) and other transactions that, upon completion, would result in the current shareholders of H Pay becoming owners of an aggregate of 12,000,000 shares of SUWO common stock, or approximately 76% of the then outstanding common stock of SUWO.  Certain of the shareholders of H Pay are directors and officers of SUWO.

H Pay is in the process of developing a suite of benefit services spanning enrollment, payment, transaction processing and support.  In addition, H Pay is in the process of developing a health payment card to cover health related expenses such as prescription co-payments, doctor and emergency room charges, non-covered dental and vision care.  The H Pay card is a convenient, easy way to pay and track medical charges, it eliminates operational expenses of submitting and reconciling health claims, has a potential to link to corporate benefits packages and has co-branding opportunities with insurance companies, health care organization and professionals.  H Pay will provide services in the areas of payment card provisioning, enrollment and administration, transaction processing and CRM, service provider enablement, account management, service and support.

The full text of the letter of intent is attached to the company’s 8-K report as filed with the U.S. Securities and Exchange Commission (“SEC”).  The letter of intent is an expression of intent only, and is subject to the parties entering into a formal exchange agreement.  If the exchange agreement is not signed within 60 days, then the proposed business combination will expire.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as determined by the SEC.  All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that SUWO believes or anticipates will or may occur in the future are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of SUWO to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include the completion of reviews by SUWO and H Pay of each company’s records and business activities, completion of an exchange agreement satisfactory to all parties, prospects for commercial acceptance of H Pay products, the availability of financing, general economic and business conditions, and other factors over which SUWO has little or no control.  SUWO does not intend (and is not obligated) to update publicly any forward-looking statements.  The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the recent filings of SUWO with the SEC.

Signature:/s/ Tom Zapatinas

Name:  Tom Zapatinas

Title:  President and Director

Contact:  Tom Zapatinas at (403) 850-4120